PIONEER INDO-ASIA FUND
ANNUAL NSAR-B 10/31/00

Sub-Item 77C:

(a) The registrant held a special meeting of shareholders on Monday, September 11, 2000.

(b) Omitted pursuant to Instruction 2 of Sub-Item 77C.

(c) Proposals 1(a) and 1(b) from the registrant's definitive proxy statement filed electronically with the Commission on July 24, 2000 (Accession No. 0000069405-00-000008) are incorporated herein by reference in response to this sub-item. The results of shareholder voting on the proposals under the caption "Results of Shareowner Meeting" from the registrant's October 31, 2000 annual report to shareholders filed electronically with the Commission on December 21, 2000 (Accession No. 0000921447-00-000011) are also incorporated herein by reference in response to this sub-item.

(d) None.